U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(A) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NorthStar/Townsend Institutional Real Estate Fund Inc.

(Exact Name of Registrant as Specified in the Charter)

399 Park Avenue, 18th Floor

New York, New York 10022

(Address of Principal Business Office)

(212) 547-2600

(Registrant's Telephone Number, Including Area Code)

Prashant Tewari

Chief Executive Officer and President

c/o NorthStar Asset Management Group Inc.

399 Park Avenue, 18th Floor

New York, New York 10022

(212) 547-2600

(Name and address of agent for service)

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

Yes ☒            No ☐

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this Notification of Registration to be duly signed on its behalf in the City of Pembroke, Country of Bermuda, on the 18th day of October, 2016.

Signature:

NorthStar/Townsend Institutional Real Estate Fund Inc.

By: /s/ Daniel R. Gilbert
Daniel R. Gilbert
Sole Director

Attest:

By: /s/ Sandra M. Forman
Sandra M. Forman Chief Compliance Officer and Secretary

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